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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF PEPPER HAMILTON LLP]



                                                           313.393.7438
                                                           baxterr@pepperlaw.com

                                 July 27, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Aastrom Biosciences, Inc. Registration
               Statement on Form S-3
               File No.: 333-________________

Gentlemen:

          We have acted as special counsel to Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a registration statement filed with the SEC on July 28, 1998, as amended (the "Registration Statement") of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed issuance by the Company of shares of the Company's Common Stock (the "Shares") covered by the Registration Statement.

          In this connection, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and the By-Laws of the Company amended to date, resolutions of the Company's Board of Directors and such other documents and corporate records relating to the Company, and the issuance and sale of the Company's 1998 Series I Convertible Preferred Stock and 1998 Series II Convertible Preferred Stock (collectively, the "1998 Series Shares") and the conversion of the 1998 Series Shares into the Shares, as we have deemed appropriate. The opinion expressed herein is based exclusively on the applicable provisions of the Michigan Business Corporation Act as in effect on the date hereof.

          On the basis of the foregoing, we are of the opinion that the Shares to be issued by the Company upon conversion of the Company's 1998 Series I Convertible Preferred Stock will be, upon the effectiveness of the Registration Statement, duly authorized validly issued, fully paid, and non-assessable; and, in the case of the Shares to be issued upon conversion of the Company's 1998 Series II Convertible Preferred Stock (the "Series II Shares"), upon (i) the effectiveness of the Registration Statement, (ii) the filing of the Certificate of Designation filed as Exhibit 3.2 to the Registration Statement with the Michigan Department of Commerce and Industry Services, (iii) receipt by the Company of payment for the Series II Shares, and (iv) issuance by the Company of the Series II Shares, the Shares to be issued upon conversion of the Series II Shares will be duly authorized, validly issued, fully paid, and non-assessable.
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          We hereby consent to the reference to our firm under the caption
"Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    PEPPER HAMILTON LLP

                                    By: /s/  Michael B. Staebler
                                       -------------------------
                                             Michael B. Staebler